Exhibit 10.2

EXECUTION

PIPELINE OPERATING AGREEMENT

BY AND BETWEEN

ENDEAVOR PIPELINE INC.,

an Oklahoma corporation

AND

ENDEAVOR GATHERING LLC,

a Delaware limited liability company

Dated to be effective as of

9:00 a.m. Central Standard Time on November 1, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

15.	EXHIBITS	24

16.	NO WAIVER	24

17.	ASSIGNMENT; SUCCESSORS AND ASSIGNS	24

18.	FURTHER ASSURANCES	25

19.	TIME OF THE ESSENCE	25

20.	AMENDMENTS	25

21.	INTEGRATED TRANSACTION	25

22.	BANKRUPTCY STAY WAIVER	25

23.	DAMAGES	25

24.	PUBLIC ANNOUNCEMENTS AND DISCLOSURE	25

25.	CONFIDENTIALITY	26

26.	CONSTRUCTION	27

27.	SEVERABILITY	27

28.	CHANGE OF OPERATOR	27

29.	COUNTERPARTS	28

EXHIBITS AND SCHEDULES

Schedule 1 – Defined Terms; Construction

Exhibit A – Description of Gatherer’s Systems

Exhibit B – Capital Budget – Effective Date Through Gatherer Fiscal Year 2010

Exhibit C – Operating Budget – Effective Date Through Gatherer Fiscal Year 2010

Exhibit D – Insurance

Exhibit E – Allocated EPL Personnel

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PIPELINE OPERATING AGREEMENT

This Pipeline Operating Agreement (“Agreement”) is dated to be effective as of the Effective Date, by and between ENDEAVOR PIPELINE INC., an Oklahoma corporation (“EPL” or “Operator”), and ENDEAVOR GATHERING LLC, a Delaware limited liability company (“Gatherer”).

RECITALS

WHEREAS, pursuant to the Contribution Agreement dated of even date herewith (the “Contribution Agreement”), GMX Resources Inc. (“GMX”), the parent entity of EPL, and certain of its Affiliates contributed to Gatherer, and Gatherer accepted and agreed to assume, all assets, rights, and certain obligations of GMX and its Affiliates relating to its and their natural gas gathering business, including, without limitation, the gas gathering system and related facilities located in Harrison and Panola Counties, Texas, defined herein as “Gatherer’s Systems”; and

WHEREAS, pursuant to the Purchase Agreement dated October 16, 2009 (the “Purchase Agreement”), GMX has sold to Kinder Morgan Endeavor LLC (“KME”), and KME has purchased from GMX, a Membership Interest (as defined in the Purchase Agreement) in Gatherer; and

WHEREAS, as part of the transactions described in these recitals (the “Transactions”), GMX, EPL, and Gatherer have entered into a Gas Gathering Agreement dated of even date with this Agreement, as amended, supplemented, or restated from time to time (the “Gathering Agreement”), pursuant to which Gatherer has agreed to receive, gather, separate, compress, and redeliver to certain transporting pipelines, by means of Gatherer’s Systems, Gas owned or controlled by GMX or EPL that is produced from certain existing and future wells located in Harrison and Panola Counties, Texas; and

WHEREAS, also as part of the Transactions, GMX and Gatherer have agreed that EPL will serve as operator of Gatherer’s Systems, subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Operator and Gatherer agree as follows:

1. DEFINITIONS; CONSTRUCTION. In addition to the defined terms in the introductory paragraph and recitals hereof, the capitalized terms and expressions set forth in Part 1 of Schedule 1 shall have the meanings set forth therein, unless expressly indicated otherwise. Other terms may be defined elsewhere in this Agreement and shall, for purposes hereof, have the meanings so specified, unless expressly indicated otherwise. Rules of contract construction applicable to this Agreement are set forth in Part 2 of Schedule 1.

2. APPOINTMENT OF OPERATOR. EPL is hereby appointed, and EPL hereby agrees to serve, as Operator of Gatherer’s Systems during the Term, subject to and in accordance with the terms of this Agreement.

3. DUTIES, POWERS, AND LIABILITIES OF OPERATOR.

3.1 Duties of Operator. During the Term, EPL, in its capacity as Operator of Gatherer’s Systems, shall assume full control and responsibility for the efficient and safe performance of Pipeline Operations, subject to and in accordance with the terms of this Agreement. Except as otherwise provided herein, Gatherer hereby authorizes and empowers Operator to do and perform any and all acts and things necessary, requisite, or proper for the efficient and safe performance of Pipeline Operations on or in connection with Gatherer’s Systems. Without limiting the generality of the foregoing, the duties of Operator shall include:

(a) performing all design, engineering, construction, testing, planning, budgeting, and reporting functions associated with the safe and efficient performance of Pipeline Operations (including Expansion Projects, Well Connects, and Sustaining Projects), and the maintenance of books of account and records with respect thereto as provided herein;

(b) performing on behalf of Gatherer, in a safe and efficient manner, the terms of the Gathering Agreement and all activities that may be required to receive, gather, compress and redeliver the Gas gathered in Gatherer’s Systems, including the scheduling of receipts and deliveries of Gas into and out of Gatherer’s Systems, maintaining adequate shipper inventory balances, and providing adequate control facilities;

(c) procuring and furnishing, by purchase, lease or otherwise in Operator’s sole discretion, all necessary materials, equipment, spare parts, supplies, services, and labor, as well as executing, on its own behalf and not as the agent of Gatherer, all contracts, agreements, and other commitments with contractors, subcontractors, suppliers, service providers, and other vendors as are necessary, in each case, in connection with the safe and efficient performance of Pipeline Operations;

(d) the prompt payment and discharge of all expenses, costs, and liabilities incurred in the performance of Pipeline Operations;

(e) periodically inspecting Gatherer’s Systems (as well as the cathodic protection system installed in or on, but not a part of, Gatherer’s Systems) for damage or other conditions which could affect the safe and efficient performance of Pipeline Operations and performing such repairs to Gatherer’s Systems as may be required;

(f) subject to the terms of Section 4.5, responsibility for the investigation, evaluation, appraisement, response, negotiation, resolution, and/or settlement of any disputes or controversies with any Governmental Entity having jurisdiction, or any Claims of other Persons, in each case relating to Gatherer’s Systems;

(g) employing such personnel, either directly or through one of its Affiliates, as may be necessary to perform and discharge Operator’s obligations and responsibilities under this Agreement;

(h) performing on behalf of Gatherer, in a safe and efficient manner, the terms of the Joint Use Agreement and otherwise taking all actions necessary or appropriate to acquire, replace and maintain the easements, rights-of-way, fee surface interests, and other surface rights (including surface rights required in connection with Expansion Projects, Well Connects, and Sustaining Projects) included in Gatherer’s Systems in Gatherer’s name, in full force and effect and in compliance with all applicable Laws and the terms of the Joint Use Agreement;

(i) maintaining in force and effect, and requiring all contractors and subcontractors to maintain in force and effect, insurance having the coverage and in the amounts provided for in Section 6.1;

(j) maintaining Gatherer’s Systems at all times in the same condition as on the Effective Date, ordinary wear and tear and normal degradation of materials excepted, and in such condition as is necessary for Gatherer’s Systems and Operator’s performance of Pipeline Operations to be in compliance with all applicable Laws;

(k) preparing and maintaining operating and maintenance procedures and manuals, monitoring programs, contingency plans, and training programs as may be required by applicable Laws;

(l) preparing run tickets, daily status reports and other appropriate accounting records to document custody transfer, receipt and delivery of Gas, and sampling, measuring and reconciling Gas received as may be necessary to verify quality and quantity;

(m) preparing, filing, storing and maintaining in a manner such that they shall be available for periodic inspection by Gatherer all as-built drawings or descriptions of Gatherer’s Systems (including all Expansion Projects, Well Connects, and Sustaining Projects), construction and maintenance records, inspection and testing records, custody transfer documents, and such other records as may be required by applicable Laws;

(n) taking all actions as would a reasonable prudent pipeline operator duly and effectively to prevent, minimize, mitigate, respond to, and remedy emergencies, including any Release of Hazardous Materials, Petroleum Materials, or other substances from Gatherer’s Systems or any other environmental or pipeline safety incident, including filing reports with Governmental Entities having jurisdiction pertaining to any such Releases or other environmental or pipeline safety incidents;

(o) engaging and managing such outside legal counsel, accountants, engineers, consultants, and other experts as Operator reasonably determines may be necessary or appropriate in connection with Operator’s performance of Pipeline Operations;

(p) generally making available the Allocated EPL Personnel to consult with Gatherer at all reasonable times concerning any material issue relating to Gatherer’s Systems;

(q) using commercially reasonable efforts to cause Gatherer to be in compliance with, and prevent Gatherer from being in breach of or under, the terms of the Gathering Agreement, the Interconnect Agreements, the Downstream Transportation Agreements, any Third Person Gathering Contracts, the easements, rights-of-way, fee surface interests, and other surface rights included in Gatherer’s Systems, other contracts and agreements relating to Gatherer’s Systems, the Permits, and all applicable Laws;

(r) to the extent GMX has installed or in the future installs Gas lift equipment on any well connected to Gatherers’ Systems, Operator shall operate and manage the Gas lift system in a prudent manner (the Parties acknowledge that GMX has equipped the great majority of its Cotton Valley wells with 2  3/8” production tubing and equipped them with Gas lift valves. The Cotton Valley formation wells produce water (barrels per Mcf) volumes that cause the wells to fill with water and not produce the formation Gas without the Gas lift system. Each of these wells currently requires 350 Mcf/day of Gas production from the tubing at the wellhead against a line pressure design of 50 psig to maintain minimum lift velocity of Gas through the water. The total Gas lift injection stream required to achieve minimum lift velocity to produce Gas from the formation is increased over the life of the well as the formation Gas rate declines, until such time as Gas measured at the Receipt Point, as that term is defined in the Gathering Agreement, is the same as Gas measured at the Reinjection Point, as that term is defined in the Gathering Agreement); and

(s) otherwise engage in such planning, perform such investigations, and formulate such proposals to or on behalf of Gatherer as Operator, in its reasonable judgment, deems necessary to optimize the business of Gatherer with respect to Gatherer’s Systems.

3.2 Effectuation with Governmental Entities or Others. At the reasonable request of Operator, Gatherer shall execute (as needed) and deliver any documents or forms, in the appropriate number of counterparts, which are required by any Governmental Entity, and shall otherwise reasonably cooperate with Operator to effectuate with any Governmental Entity having jurisdiction or other Person Operator’s status as operator of Gatherer’s Systems during the Term.

3.3 Independent Contractor. Operator shall serve as operator of Gatherer’s Systems under this Agreement as an independent contractor in accordance with the specifications herein set out. Except as expressly otherwise provided in this Agreement, Gatherer shall exercise no management or control over Operator’s activities hereunder on or in connection with Gatherer’s Systems. Gatherer shall look to Operator for results only and, except as expressly otherwise provided in this Agreement, shall have no right at any time to direct or supervise Operator or its servants, employees, agents, or representatives as to the manner, means, and method in which Operator conducts Pipeline Operations hereunder. The detailed manner and method of conducting such Pipeline Operations shall be under the control of Operator. Neither Operator nor anyone employed by Operator shall be deemed to be an employee, agent, servant, or representative of Gatherer. As an independent contractor, neither Operator nor anyone employed by Operator will be eligible for the benefits provided to regular employees of Gatherer, including health and disability insurance.

3.4 No Partnership or Agency. Operator shall not be deemed to be the agent or attorney-in-fact of Gatherer. Operator represents and covenants that it will perform Pipeline Operations and its other obligations under this Agreement as a legal entity separate and distinct from Gatherer in all material respects. Nothing contained in this Agreement shall be deemed or construed to create a relationship between Gatherer and Operator of partnership, joint venture, agency, or other relationship creating fiduciary, quasi-fiduciary, or similar duties or obligations inter se, or that would otherwise subject Gatherer and Operator to joint and several or vicarious liability in favor of any other Person.

3.5 Performance Standard. Operator shall carry out its obligations under this Agreement and shall perform all Pipeline Operations (a) in compliance with all applicable Laws and the terms of all Permits, (b) in accordance with Prudent Industry Practices and the requirements of the applicable Insurance Policies, and (c) in accordance with this Agreement.

3.6 Material Purchase and Disposal. Operator will exercise control over all requisitions and purchases originated pursuant to this Agreement. Operator will approve all requisitions for materials and will initiate, verify, and conclude all purchase orders for any and all supplies, material, and equipment reasonably deemed by Operator to be necessary for the safe and efficient performance of Pipeline Operations. Operator may, in its sole discretion, (a) employ its own tools, equipment, supplies, and materials in connection with its operations hereunder and (b) subcontract the performance of all or a portion of its obligations and responsibilities to third Persons, including Affiliates of Operator; provided, however, that no such subcontract shall relieve Operator of any obligation or liability hereunder. From time to time during the Term, Operator is authorized to offer for sale to third Persons, for the account of Gatherer, worn out, defective, replaced, or idle materials, tools, facilities or equipment related to Gatherer’s Systems. All proceeds from such sales shall be distributed to Gatherer promptly after the consummation of the relevant sale.

3.7 Permits. During the Term, Operator shall obtain and maintain all Permits it is required to obtain and maintain under all applicable Laws in order to operate Gatherer’s Systems and to perform Pipeline Operations and its other obligations under this Agreement. During the Term, Gatherer shall obtain and maintain any Permits that Gatherer is required to obtain and maintain in connection with its ownership of Gatherer’s Systems and the performance of its obligations under this Agreement. Upon request, Operator shall use commercially reasonable efforts to assist Gatherer in obtaining and maintaining any such required Permits of Gatherer.

3.8 Bonding. Operator has obtained, and shall maintain during the Term, at Gatherer’s cost and expense, all surety bonds (if any) required under applicable Laws to be provided by Operator as operator of Gatherer’s Systems. Gatherer shall obtain and maintain all surety bonds required under applicable Law to be provided by Gatherer as the owner of Gatherer’s Systems. Operator shall use commercially reasonable efforts to assist Gatherer in providing and maintaining all such required surety bonds.

3.9 Liabilities of Operator. Except as otherwise provided herein, Operator shall be liable and responsible for all Liabilities of every kind and character caused by, arising out of, or resulting from Operator’s acts or omissions in its performance of Pipeline Operations and its other obligations hereunder during the Term, except to the extent any such Liability results, in whole or in part, from the gross negligence or willful misconduct of Gatherer.

3.10 Third Person Gathering Agreements. If Gatherer enters into an agreement with a third Person to receive, gather, and redeliver Gas on behalf of such third Person by means of Gatherer’s Systems (each a “Third Person Gathering Contract”) as contemplated in Article 1.9 of the Gathering Agreement, Operator shall schedule receipts and deliveries of Gas tendered pursuant to any such Third Person Gathering Contract into and out of Gatherer’s Systems, and shall otherwise perform and discharge its obligations and responsibilities under this Agreement with respect to such Gas volumes.

3.11 Casualty Event. Operator shall provide to Gatherer a written preliminary estimate of the cost to repair Gatherer’s Systems as a result of a Casualty Event within sixty (60) days after the occurrence of the Casualty Event. Subject to the other terms of this Agreement, during the Term, Operator shall restore or repair any damage to Gatherer’s Systems resulting from a Casualty Event. If Gatherer is the loss payee under the relevant Insurance Policies, Gatherer shall, to the extent permitted under such Insurance Policies, direct and cause the insurers under such Insurance Policies to pay the Insurance Proceeds related to such Casualty Event damage directly to Operator for expenses incurred or to be incurred in repairing or restoring Gatherer’s Systems and removing wreckage or debris related thereto. If such direction of proceeds is not permitted under the Insurance Policies, Gatherer shall pay to Operator the Insurance Proceeds received from the Insurance Policies, if any, equal to amounts incurred by Operator to restore or repair such Casualty Event damage or remove wreckage or debris related thereto, as documented by the Claims submitted to and accepted by the insurers.

3.12 Intentionally Omitted.

3.13 Environmental Matters. Without limiting the generality of Section 3.9, during the Term, Operator agrees to enter into such agreements as may be necessary or appropriate to document Operator’s on-going and continuing responsibility and obligation for any and all investigatory and remedial actions required under any Environmental Law or any Permit issued pursuant to an Environmental Law or by any Governmental Entity with respect to or arising out of Gatherer’s Systems or any ownership or operation thereof during the Term, including actions and activities: (i) to address any alleged violations of any Environmental Law or Permit issued pursuant to an Environmental Law; (ii) to remove, abate, or otherwise address, in compliance with any Environmental Law and any Permit issued pursuant to an Environmental Law, any Release of Hazardous Materials or Petroleum Materials or other pollution or contamination in respect of Gatherer’s Systems; or (iii) to return any or all of the lands on which Gatherer’s Systems are located to a condition that meets the requirements of all applicable Laws. Operator shall provide Gatherer prompt written notice of any plans Operator has to conduct such investigatory or remedial actions or of receipt of any notice from any Governmental Entity requiring Operator to conduct any such investigation or remedial action and will provide Gatherer with quarterly (or more often, if requested by Gatherer) updates in respect of any such activities. All such investigatory or remedial actions will be performed by Operator in a diligent manner to completion of the activities, consistent with all Environmental Laws and Permits issued pursuant to Environmental Laws.

3.14 Metering and Measurement. Matters relating to metering and measurement of Gas received into Gatherer’s Systems shall be governed by the applicable terms of the Gathering Agreement and the applicable provisions of any Third Person Gathering Contracts. Matters relating to metering and measurement of Gas delivered from Gatherer’s Systems into the Downstream Pipelines shall be governed by the applicable terms of the Gathering Agreement and the interconnect agreements between GMX (or any of its Affiliates) and the Downstream Pipelines (the “Interconnect Agreements”). Operator agrees to exercise commercially reasonable efforts to ensure that the provisions of the Interconnect Agreements relating to Gas metering and measurement are properly applied and enforced.

3.15 Hydrocarbon Quality. Matters relating to the quality specifications for Gas being gathered or exported by means of Gatherer’s Systems (including any modifications of such quality specifications) are governed by the applicable terms of the Gathering Agreement. If Gatherer enters into a Third Person Gathering Contract, Gatherer shall use commercially reasonable efforts to cause the Gas quality specifications contained in such Third Person Gathering Contract to conform to the quality specifications set forth in the Gathering Agreement.

3.16 Imbalances. Accounting for and management of imbalances on Gatherer’s Systems are governed by the terms of the Gathering Agreement.

3.17 Abandonment Activities. During the Term, Operator shall not undertake the abandonment or removal of Gatherer’s Systems without written authorization from Gatherer. If Gatherer thus authorizes Operator to undertake the abandonment or removal of Gatherer’s Systems, Operator shall perform such abandonment and removal operations in accordance with the standard of performance set forth in Section 3.5.

4. BUDGETS AND FORECASTS OF REVENUE.

4.1 Operating Budget and Capital Budget.

(a) Attached to this Agreement as Exhibits B and C are the Capital Budget (which includes the Expansion Projects described on Exhibit E to the Gathering Agreement) and Operating Budget prepared by Operator in connection with operations on or with respect to Gatherer’s Systems for the period between the Effective Date and the end of Gatherer Fiscal Year 2010, which Capital Budget and Operating Budget have been approved by Gatherer.

(b) No later than November 1, 2010, with respect to Gatherer Fiscal Year 2011, and November 1 preceding each Gatherer Fiscal Year thereafter during the Term, Operator shall provide to Gatherer detailed summaries of recent and current Pipeline Operations and forecasts of Pipeline Operations for the next succeeding Gatherer Fiscal Year, including:

(i) a report showing the amounts actually expended for Expansion Projects, Well Connects, and Sustaining Projects, and otherwise in connection with Pipeline Operations during the immediately preceding Gatherer Fiscal Year and through the end of the third quarter of the current Gatherer Fiscal Year;

(ii) a proposed Capital Budget for the next succeeding Gatherer Fiscal Year based on GMX’s forecast describing Operator’s proposals for Expansion Projects, Well Connects, and Sustaining Projects during such Gatherer Fiscal Year received by Gatherer pursuant to the Gathering Agreement;

(iii) a proposed Operating Budget for the next succeeding Gatherer Fiscal Year;

(iv) a report showing all volumes of Gas gathered on Gatherer’s Systems, and all revenues paid to Gatherer in connection therewith (segregated by category of charge or fee), during the immediately preceding Gatherer Fiscal Year and through the end of the third quarter of the current Gatherer Fiscal Year, and a forecast of revenues to be generated by Gatherer’s Systems during the next succeeding Gatherer Fiscal Year; and

(v) such other information as Gatherer may reasonably request.

Notwithstanding the terms of Section 4.1(c), Operator may, and at the reasonable request of Gatherer shall, propose amendments to any Capital Budget or Operating Budget by providing written notice of the proposed amendment to Gatherer. All Capital Budgets and Operating Budgets shall be itemized by individual line items in accordance with GAAP or as may be requested by Gatherer. All Capital Budgets and Operating Budgets shall be prepared in contemplation of the work necessary to economically operate Gatherer’s Systems and to permit Pipeline Operations to be performed hereunder each in accordance with the standard of performance set forth in Section 3.5.

(c) Within twenty-five (25) days after the end of each month during the Term, Operator shall prepare and deliver to Gatherer reports showing, for the immediately preceding month, (w) actual expenditures for Expansion Projects, Well Connects, and Sustaining Projects as compared to budgeted expenditures for such items, (x) actual operating and maintenance expenses as compared to budgeted expenditures for such items, (y) actual revenues paid to Gatherer in connection with Gatherer’s Systems as compared to budgeted revenues, and (z) any proposals of Operator regarding amendments to the Capital Budget or the Operating Budget or revisions to revenue forecasts for the remainder of the current Gatherer Fiscal Year.

(d) Except as provided in Section 4.4 below, Operator shall not make any expenditure chargeable to Gatherer hereunder during any Gatherer Fiscal Year unless and until there exists a Capital Budget (as to Capital Expenditures) or Operating Budget (as to operating and maintenance expenses) approved by Gatherer for such Gatherer Fiscal Year. Once Gatherer has approved the Capital Budget and Operating Budget for a Gatherer Fiscal Year, and subject to the terms of Section 4.4, Operator is not authorized to spend amounts during a Gatherer Fiscal Year in excess of the relevant Capital Budget or Operating Budget without further approval by Gatherer.

4.2 Limitation on Capital Expenditures. All Expansion Projects, Well Connects, and Sustaining Projects shall be authorized by a Capital Budget which shall be prepared by Operator in accordance with Section 4.1 and approved by Gatherer in accordance with the LLC Agreement. In addition, except as provided hereinafter, all Expansion Projects, Well Connects, and Sustaining Projects shall be submitted to Gatherer for approval prior to Operator making any Capital Expenditures in connection therewith. Such Capital Expenditures shall be documented by economic studies and a detailed authority for expenditure, which shall contain a full and complete description of the equipment to be purchased or improvements to be made. Operator is not authorized to spend amounts in excess of the amount thus authorized for each Expansion Project, Well Connect, or Sustaining Project without further approval by Gatherer. Notwithstanding the preceding provisions of this Section 4.2, no approval by Gatherer (in addition to Gatherer’s approval of the relevant Capital Budget) shall be required under this Section 4.2 for individual Well Connects or Sustaining Projects if (a) the relevant Well Connect or Sustaining Project is reflected in a Capital Budget and (b) the estimated expenditure for such Well Connect or Sustaining Project is less than or equal to $100,000.00.

4.3 Intentionally Omitted.

4.4 Emergency Expenditures. Notwithstanding the terms of Sections 4.1 or 4.2, in the event of an emergency, Operator may proceed with expenditures reasonably required, in Operator’s sole judgment, to keep Gatherer’s Systems in operation, respond to an emergency, or to mitigate damages, without the necessity of submitting such proposed expenditures in advance for approval by Gatherer. In such cases, Operator shall be allowed to use any of its or its Affiliates’ operating or administrative personnel or contractors to take corrective action. Operator shall, as soon as practicable, by telephone notice or otherwise, inform Gatherer of the existence or occurrence of the emergency as defined by Operator. Such notice shall set forth the nature of the emergency, the corrective action taken or proposed to be taken, and the estimated cost of such corrective action.

4.5 Claims and Lawsuits. Operator may settle any single uninsured third Person Claim as to which suit has not been filed arising out of Pipeline Operations conducted by Operator if the expenditure does not exceed $100,000.00 and the payment is in complete settlement of such Claim. If the amount required for settlement exceeds $100,000.00, or if the claimant has filed suit with respect thereto, Gatherer shall assume and take over the further handling of such Claim or suit, unless such authority is delegated in writing to Operator. Operator shall reasonably cooperate with Gatherer in the handling of any such Claim or suit.

5. PAYMENT OF COSTS AND EXPENSES; REIMBURSEMENT OF CHARGES.

5.1 Payment of Costs and Expenses. During the Term, subject to the terms of this Agreement (including, in particular but without limitation, Section 4), Operator shall be responsible for, and shall bear and pay, all costs and expenses incurred in connection with the ownership of Gatherer’s Systems and Operator’s performance of Pipeline Operations. Gatherer shall be obligated to reimburse Operator for all such costs and expenses in the manner, and subject to the limitations, set forth in this Section 5.

5.2 Taxes. Subject to reimbursement as described in this Section 5, during the Term, Operator shall be responsible for and shall pay all ad valorem, property, Btu or gas, gathering, utility, and other similar taxes levied against Gatherer, Gatherer’s Systems, or Operator’s performance of Pipeline Operations under this Agreement (exclusive of any income tax, franchise tax, margin tax, or other tax imposed on the income or capital of Gatherer, for which Gatherer shall be responsible). Operator shall file all returns, take all actions necessary to render or otherwise establish the value of Gatherer’s Systems for purposes of taxation, and make all other filings and take all other actions required under applicable Law in connection therewith. Gatherer retains the right to protest, within the time and in the manner prescribed by applicable Law, and to prosecute to a final determination if Gatherer so elects, any such tax assessment, unless Gatherer delegates such responsibility to Operator in writing. Nothing contained in this Agreement shall be construed to grant to Operator the right or authority to waive or release any rights, privileges, or obligations that Gatherer may have under applicable Law with respect to any such tax assessment without the prior written consent of Gatherer.

5.3 Vendor Disputes. Operator, at Gatherer’s request or at Operator’s election, shall have the right to contest with any vendor, contractor, subcontractor, supplier, or service provider any invoice presented by such Person for payment, and Operator shall have the right to withhold payment of the disputed invoice, or the disputed portion of such invoice, as applicable, until such dispute is resolved.

5.4 Liens. During the Term, notwithstanding the terms of Section 5.3, Operator shall take all actions reasonably necessary to avoid the attachment of a lien on Gatherer’s Systems by Operator’s vendors, contractors, subcontractors, suppliers, service providers, agents, representatives, or invitees, and at its cost, shall immediately remove or cause to be removed any such lien caused by Operator, its vendors, contractors, subcontractors, suppliers, service providers, agents, representatives, or invitees and shall cause a release of lien or a certificate of discharge to be recorded in the case of any recording of a notice of claim of lien. If any judicial action is commenced against Gatherer’s Systems or Gatherer’s Systems are otherwise attached, levied upon, or taken into custody by virtue of any legal proceeding in any court, Operator will promptly notify Gatherer thereof.

5.5 Reimbursable Charges. Costs for the following items shall be paid by Operator and reimbursed by Gatherer, provided that such costs are reasonably necessary for Operator to comply with its obligations under this Agreement:

(a) to the extent reflected in this clause (a), the actual salaries and wages of the employees of Operator or its Affiliates who are allocated to Gatherer’s Systems (“Allocated EPL Personnel”). Exhibit E reflects (i) the employees of Operator or its Affiliates allocated to Gatherer’s System as of the Effective Date, (ii) those Allocated EPL Personnel to be charged on a fixed allocation basis and the fixed allocation percentages of their time to be charged to Gatherer, (iii) those Allocated EPL Personnel to be charged based on actual hours worked on or in connection with Gatherer’s Systems and the estimated budget allocation percentages of their time to be charged to Gatherer, and (iv) job descriptions for each Allocated EPL Personnel. Separately, Operator has provided to Gatherer a certified listing setting forth the current compensation and most recent bonuses and restricted stock awards for each of the Allocated EPL Personnel. Operator or its Affiliates shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax, and other similar payments, if any, relating to the Allocated EPL Personnel and Operator’s other employees, and Gatherer shall not withhold any amounts for such purposes from payments made to Operator. Operator may replace one or more of the Allocated EPL Personnel in its sole discretion, but Operator may not add individuals to the number of Allocated EPL Personnel set forth on Exhibit E whose salaries and wages are chargeable to Gatherer without Gatherer’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Operator shall provide to Gatherer written notice as necessary identifying any such replacement or approved additional Allocated EPL Personnel, the percentages of their time allocated to work on or in connection with Gatherer’s Systems (if applicable), and their compensation levels as well as any future adjustments to the compensation levels of the Allocated EPL Personnel to be charged to Gatherer hereunder. Gatherer’s consent to increases in the compensation levels of the Allocated EPL Personnel charged to Gatherer by Operator hereunder shall not be required so long as the salaries and wages paid to such personnel are substantially equivalent to the rates then currently being paid by Operator in the usual course of its business to its employees in similar job classifications. In addition to, and not in lieu of, the foregoing, Operator shall in any event be permitted to increase the compensation levels of the Allocated EPL Personnel without Gatherer’s consent if Operator elects not to charge Gatherer for its proportionate share of the amount of such increase;

(b) Operator’s allocated costs of employee benefits, employee insurance plans, social security tax, unemployment tax, unemployment compensation, workers’ compensation based on states’ manual rates, medical plans, vacation, pension plans, profit-sharing plans, and other similar indirect payroll costs attributable to the Allocated EPL Personnel for that portion of their salaries and wages which are chargeable to Gatherer under Section 5.5(a), provided such items and other similar indirect payroll costs shall be substantially equivalent to the rates then currently being paid by Operator in the usual course of its business to its employees in similar job classifications working in similar geographic areas. Notwithstanding the foregoing, if Operator terminates the employment of one or more of the Allocated EPL Personnel, or one of the Allocated EPL Personnel resigns his or her employment with Operator, Operator agrees to satisfy and discharge, and to indemnify and hold Gatherer free and harmless from and against any and all Claims and Liabilities arising out of or related to, all obligations owed to such terminated or resigned employee with respect to final pay and, to the extent such employee is entitled thereto, termination or severance pay, accrued vacation, final benefits distributions, bonuses, notices of rights under the Comprehensive Omnibus Budget Reconciliation Act (COBRA) regarding the continuation of medical insurance coverage, and notices of rights under applicable Law regarding vested pension, profit-sharing, and other retirement benefits;

(c) actual costs of contractual obligations required for the performance of Pipeline Operations;

(d) actual costs of freight, air, and other transportation of Allocated EPL Personnel, contract personnel, and materials, equipment, and supplies related to the performance of Pipeline Operations hereunder, including travel and business expenses (including cellular telephone expenses) of Allocated EPL Personnel while working on or in connection with Gatherer’s Systems; provided that if materials, equipment, or supplies are moved to the site of Gatherer’s Systems from Operator’s warehouse or other storage point, or if surplus materials, equipment, or supplies are moved from Gatherer’s Systems to Operator’s warehouse or other storage point, no charge to Gatherer for transportation shall be made for a distance greater than the distance from the nearest supply store where like materials, equipment, and supplies are normally available, or the railway receiving point nearest to Gatherer’s System, unless agreed to by the Parties;

(e) subject to the terms of Section 5.5(g), actual costs of materials, equipment, and supplies held in inventory or purchased by Operator for the safe and efficient performance of Pipeline Operations hereunder; provided that Operator shall purchase only such materials, equipment, and supplies as may be required for immediate use on, and are consistent with the efficient and economical operation of, Gatherer’s Systems, with the accumulation of surplus stocks being avoided whenever practicable;

(f) actual costs of maintaining, replacing, and acquiring easements, rights-of-way, licenses, and other surface rights necessary for Gatherer’s Systems, provided that any acquisition costs for new easements, rights-of-way, licenses, or other surface rights acquired jointly by Operator and Gatherer for their common use shall be shared equally;

(g) charges for materials and supplies owned by Operator equal to the then-current fair market value of such materials and supplies, and charges for use of equipment owned by Operator equal to the then-current average prevailing commercial rate for such equipment in the Area of Interest, based on supporting documentation provided by Operator that is reasonably satisfactory to Gatherer; provided that in the case of Operator-owned or Operator-leased motor vehicles, Operator shall use rates published by the Petroleum Motor Transport Association or other organization recognized by the Council of Petroleum Accountant Societies (COPAS) as the official source of such rates;

(h) actual costs of contract services, equipment, and utilities provided by sources other than Operator;

(i) all costs and expenses, in excess of Insurance Proceeds received by Operator pursuant to Section 3.11, necessary for the repair, reconstruction, restoration, or replacement of any portion of Gatherer’s Systems resulting from Casualty Events or other damages or losses, except those costs and expenses as to which Gatherer is entitled to indemnification under Section 6.2;

(j) actual costs of acquiring, leasing, installing, operating, repairing, and maintaining SCADA and other telemetry and communications systems whether or not such systems are part of Gatherer’s Systems;

(k) all costs, fees, charges and expenses of outside legal counsel, media relations experts, and other experts and consultants and other amounts expended or incurred in the handling of litigation, administrative hearings, settlement of Claims, media and public relations matters, and other similar matters incident to the performance of Pipeline Operations;

(l) charges for insurance premiums on any insurance carried by Operator for the benefit of Gatherer’s Systems as provided in Section 6.1;

(m) subject to the terms of Section 4.5, all documented losses, damages, expenses, costs, fines, penalties, or other Liabilities from any Release of Hazardous Materials or Petroleum Materials, pollution, contamination, or other damage to the environment related to Gatherer’s Systems, except for those losses, damages, expenses, costs, fines, penalties, or Liabilities as to which Gatherer is entitled to indemnification under Section 6.2;

(n) actual costs and expenses of obtaining and maintaining Permits required of Operator in connection with Gatherer’s Systems (including Permits issued pursuant to Environmental Laws) and otherwise complying with all applicable Laws (including Environmental Laws) in the performance of Pipeline Operations;

(o) the actual salaries and wages of Operator’s or its Affiliates’ personnel (other than the Allocated EPL Personnel) utilized, and all other costs, expenses, and Liabilities incurred, in each case in responding to an emergency, including the cleanup of any Release of Hazardous Materials or Petroleum Materials and the performance of any remediation as may be required by applicable Law, except for those costs, expenses, or Liabilities to which Gatherer is entitled to indemnification under Section 6.2;

(p) actual costs and expenses incurred by Operator in abandoning and (if required by applicable Law) removing Gatherer’s Systems, or any portion thereof, in accordance with the standard set forth in Section 3.5 if Operator is required to do so pursuant to Section 3.12 or Section 3.17;

(q) all taxes and similar charges paid by Operator on behalf of Gatherer pursuant to Section 5.2; and

(r) to the extent not otherwise itemized in this Section 5.5, all other documented costs and expenses incurred by Operator in the performance of Pipeline Operations that have been approved by Gatherer, and are within the range of expenditure authority granted to Operator, in each case in accordance with and the manner provided by the terms of Section 4.

Notwithstanding any other provisions of this Section 5.5, there shall be no charges by Operator to Gatherer for or related to any of the “Excluded Assets” listed on Schedule 4.13 (a) to the Purchase Agreement.

5.6 Reimbursement by Gatherer. Operator shall deliver to Gatherer, on or before the twenty-fifth (25th) day of each calendar month, a schedule (the “Reimbursement Schedule”) showing the invoices related to Gatherer’s Systems that are currently due, including the amounts thereof, the relevant vendor, contractor, subcontractor, supplier, or service provider, the due date, a brief description of the services provided, and a photocopy of the check or other evidence that each of such invoices has been paid, together with copies of such invoices and all related supporting information provided to Operator by such vendors, contractors, subcontractors, suppliers, and service providers. Gatherer agrees to make payment to Operator, by wire transfer or other electronic means, for amounts reflected on each Reimbursement Schedule within ten (10) days after such Reimbursement Schedule is sent to Gatherer; provided that, if that day is not a Business Day, payment is due on the next Business Day. Notwithstanding the preceding provisions of this Section 5.6, if Operator and/or GMX and Gatherer are each required to pay amounts to each other under the Gathering Agreement and this Agreement during a month, then the obligations of the Parties under this Agreement and the Gathering Agreement may be aggregated, and their obligations to pay may be discharged through netting, in which case the Party, if any, owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed.

5.7 Late Payment. If Gatherer fails to pay any amount due Operator hereunder when the same is due, the unpaid balance shall bear interest from the due date to, but excluding, the date when same is paid at the Agreed Rate, each change in the Agreed Rate to be effective without notice on the effective date of each change in the prime rate used to calculate the Agreed Rate.

5.8 Errors and Disputes in Reimbursement Schedule. If an error is discovered in the amount billed in any Reimbursement Schedule rendered by Operator, such error shall be adjusted within thirty (30) days of the discovery of the error. If a dispute arises as to the amount payable in any Reimbursement Schedule rendered hereunder, Gatherer shall pay to Operator the undisputed amount of the Reimbursement Schedule and furnish Operator a written explanation specifying in detail the amount of and the basis for the dispute. Operator and Gatherer shall attempt to resolve the dispute as expeditiously as possible; provided that, if such dispute cannot be satisfactorily resolved within thirty (30) days after Operator’s receipt of Gatherer’s notice of dispute, the matter shall be resolved pursuant to Section 10. Upon resolution of the dispute, the Party owing money shall pay to the other Party the amount owed within ten (10) Business Days of such determination, together with interest on such amount accrued at the Agreed Rate from the date such amount was originally paid or due to Operator by Gatherer to, but excluding, the date such amount is paid or refunded to the other Party.

6. INSURANCE; INDEMNITY.

6.1 Insurance.

(a) Gatherer. Gatherer, at its cost and expense, and with deductibles for its own account, shall secure and maintain at all times during the term of this Agreement, with insurance companies authorized to do business in the State of Texas, Insurance Policies with the types of coverage and the policy limits set forth for such policies in Exhibit D. Gatherer shall also be responsible for all costs and expenses incurred by Operator in connection with providing all surety bonds (if any) required by any Governmental Entity in connection with Gatherer’s Systems or the performance of Pipeline Operations.

(b) Operator. Operator, at its cost and expense, and with deductibles for its own account, shall secure and maintain at all times during the Term, with insurance companies authorized to do business in the State of Texas, Insurance Policies with the types of coverage and policy limits set forth for such policies in Exhibit D.

(c) Certificates of Insurance. Prior to the start of work under this Agreement, each Party will deliver to the other Party one (1) or more certificates setting forth proof of insurance coverage as required by this Section 6.1, including the types of coverage and policy limits of the insurance carried. All such commercial Insurance Policies shall be provided by insurers or reinsurers that have an A. M. Best policyholders rating of AX or a Standard & Poor rating of not less than A, unless a particular Insurance Policy required hereunder is not available from insurers satisfying such criteria, in which case such Insurance Policy shall be obtained from an insurer selected by the Party obtaining such insurance in its reasonable judgment.

(d) Scope of Coverage. Notwithstanding the scope of the Liabilities and indemnities contained in this Agreement, including, without limitation, the provisions of Sections 6.2 and 6.3, each Party agrees to ensure that the Insurance Policies required under this Section 6.1 will provide full coverage as stipulated, subject only to exclusions and limitations that are standard in the insurance industry with respect to the type of insurance in question and not exclusions or limitations that result from or are in any way related to the scope of such Liabilities and indemnities. For certainty, the Parties agree that all required Insurance Polices will specifically provide for coverage for all Claims and Liabilities arising as a result of negligence. No insurer shall be entitled to rely on the scope of the Liabilities and indemnities contained in this Agreement in order to limit or avoid an obligation to provide coverage for any Claims and Liabilities arising under this Agreement. Neither the insolvency or bankruptcy of any insurer, nor the failure or refusal of any insurer to cover any Claims and Liabilities arising under this Agreement, shall relieve a Party from any of its obligations, Liabilities, or indemnities under this Agreement.

6.2 Indemnities of Operator. Regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance carried by Operator, Operator shall indemnify and hold harmless Gatherer and its Indemnity Group from and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay to Gatherer or its Indemnity Group any sum that Gatherer or its Indemnity Group pays, or becomes obligated to pay, on account of INJURY TO OR DEATH OF ANY PERSON, PERSONS, OR OTHER LIVING THINGS, OR LOSS OR DESTRUCTION OF OR DAMAGE TO PROPERTY (INCLUDING LOSS OR DAMAGE RESULTING FROM RELEASES OF HAZARDOUS MATERIALS OR PETROLEUM MATERIALS, POLLUTION, CONTAMINATION, OR OTHER DAMAGE TO THE ENVIRONMENT) RESULTING, IN WHOLE OR IN PART, FROM THE ACTS OR OMISSIONS OF OPERATOR IN THE PERFORMANCE OF PIPELINE OPERATIONS CONDUCTED ON OR IN CONNECTION WITH GATHERER’S SYSTEMS PURSUANT TO THIS AGREEMENT DURING THE TERM, REGARDLESS OF WHETHER SUCH CLAIM OR LIABILITY RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, ACTIVE OR PASSIVE) OR STRICT LIABILITY (BUT NOT THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR CRIMINAL OR FRAUDULENT BEHAVIOR) OF GATHERER OR ITS INDEMNITY GROUP. The amount of any Claim for indemnity by Gatherer under this Section 6.2 based upon the negligence or strict liability of Gatherer shall be reduced by the amount of any insurance reimbursement actually paid to Gatherer with respect to such Claim under policies of insurance provided by Gatherer in accordance with this Agreement.

6.3 Indemnities of Gatherer. Regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have, and regardless of the presence or absence of insurance carried by Gatherer, Gatherer shall indemnify and hold harmless Operator and its Indemnity Group from and against any and all Claims and Liabilities caused by, arising out of, resulting from, or relating in any way to, and to pay Operator or its Indemnity Group any sum that Operator or its Indemnity Group pays or becomes obligated to pay, on account of INJURY TO OR DEATH OF ANY PERSON, PERSONS, OR OTHER LIVING THINGS, OR LOSS OR DESTRUCTION OF OR DAMAGE TO PROPERTY RESULTING FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR CRIMINAL OR FRAUDULENT BEHAVIOR OF GATHERER IN CONNECTION WITH THE PERFORMANCE BY OPERATOR OF PIPELINE OPERATIONS ON OR IN CONNECTION WITH GATHERER’S SYSTEMS PURSUANT TO THIS AGREEMENT DURING THE TERM.

7. ACCESS, REPORTING, AND AUDITING.

7.1 Access. During the Term, Operator shall permit Gatherer and its representatives, at Gatherer’s sole cost, risk, liability, and expense, access to Gatherer’s Systems from time to time and at any time as shall be requested by Gatherer upon reasonable, advance written notice to carry out such inspections of Gatherer’s Systems as Gatherer shall determine appropriate. Such access shall be subject to all of Operator’s safety and health rules and procedures, and Operator shall have the right to monitor compliance therewith; and Gatherer shall (and shall cause its representatives) to use all commercially reasonable best efforts to avoid interference with any of Operator’s operations.

7.2 Reporting. Operator shall furnish the following reports to Gatherer:

(a) the “monthly statements” provided for in Section VIII.1 of Annex I of the Gathering Agreement;

(b) the Reimbursement Schedule and related materials provided for in Section 5.6;

(c) the reports, budgets, forecasts, authorities for expenditures, and other information provided for in Section 4;

(d) as soon as reasonably practicable, notice of any of the following occurrences: (i) any Casualty Event resulting in damage to Gatherer’s Systems or any related equipment or materials, which damage is expected to cost more than $50,000.00 to repair or restore; (ii) any Release of Hazardous Materials or Petroleum Materials or other pollution, contamination, or other environmental incident requiring any report to any Governmental Entity (including all reports and updates required to be given by Operator to Gatherer in connection with investigative and remedial actions by Operator pursuant to Section 3.13); (iii) any notice of violation, enforcement, or investigation received from a Governmental Entity; or (iv) the commencement of or any threat to commence any litigation against Operator or Gatherer in any way relating to Gatherer’s Systems; and

(e) such other reports and information as Gatherer may reasonably request from time to time.

7.3 Auditing. Gatherer, on reasonable prior notice to Operator, at Gatherer’s sole cost and expense, shall have the right, at reasonable times during business hours, to audit the books and records of Operator and its Affiliates to the extent necessary to verify the accuracy of any Reimbursement Schedule, statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. The scope of any audit shall be limited to the twenty-four (24) month period immediately prior to the month in which the audit is requested. However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once annually. All Reimbursement Schedules, statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) month period immediately prior to the month in which the audit is requested, or made in any twenty-four (24) month period for which the audit is requested but for which a written claim for adjustments is not made within ninety (90) days after the audit is requested, shall be conclusively deemed true and correct and shall be final for all purposes. To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such other applicable statutes of limitations. Notwithstanding the foregoing, (a) if GMX is required to materially correct or restate its audited financial statements that are filed with the Securities and Exchange Commission, any other Governmental Entity, or any party to any of its credit agreements, then Gatherer, to the extent it provides Operator written notice within twenty-four (24) months following such material restatement, may audit the relevant books and records of Operator and its Affiliates for the period covered by the restated financial statements and all subsequent periods up to and including the date of Gatherer’s written notice, and (b) if any officer of GMX is convicted of or admits having committed fraud, then Gatherer shall have the right to carry out an audit of the relevant books and records of Operator and its Affiliates without regard to any time limits set forth in this Section 7.3.

8. FORCE MAJEURE. Neither Party shall be liable to the other Party for failure to perform any of its obligations, other than obligations to pay money or other financial obligations under this Agreement, to the extent such performance is hindered, delayed, or prevented by Force Majeure. A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure shall, as soon as possible, give written and verbal notice to the other Party describing the circumstances underlying such Force Majeure, but in any event not later than five (5) days after the discovery of such Force Majeure. A Party claiming Force Majeure shall use commercially reasonable efforts to remove the cause, condition, event or circumstance of such Force Majeure, and shall resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure. The decision to settle a strike or a labor disturbance is at the sole discretion of the Party claiming Force Majeure.

9. GOVERNING LAW.

THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED, AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED, PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10. DISPUTE RESOLUTION.

10.1 Applicability. Any controversy or Claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any Claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions) or the breach or termination hereof shall be settled by arbitration in accordance with the then current CPR Institute Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 116, to the exclusion of any provision of Law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction. Any dispute to which this Section 10.1 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Person that is a party to such Dispute is referred to herein as a “Disputing Party.” The provisions of this Section 10 shall be the exclusive method of resolving Disputes.

10.2 Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Parties shall attempt to resolve such Dispute through the following procedure:

(a) first, each of the Disputing Parties shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b) second, if the Dispute is still unresolved after ten (10) Business Days following the commencement of the negotiations described in Section 10.2(a), then the chief executive officer or president of each Disputing Party, on behalf of such Disputing Party, shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(c) third, if the Dispute is still unresolved after ten (10) Business Days following the commencement of the negotiations described in Section 10.2(b), then the disputing Parties will submit the Dispute to mediation which shall be administered by the American Arbitration Association under its Commercial Mediation Rules; and

(d) fourth, if the Dispute is still unresolved after twenty (20) Business Days following the commencement of the mediation described in Section 10.2(c), then any Disputing Party may submit such Dispute to binding arbitration under this Section 10 by written notice to the other Disputing Parties (an “Arbitration Notice”) delivered within thirty (30) days thereafter. At the same time that the Disputing Member sends an Arbitration Notice to the other Disputing Members, it shall also send an Arbitration Notice to the regional office of the CPR Institute covering Oklahoma City, Oklahoma (the “CPR Institute”).

10.3 Selection of Arbitrator. Any arbitration conducted under this Section 10 shall be heard by a sole, independent arbitrator (the “Arbitrator”) qualified by his or her education, training and experience in the intrastate natural gas pipeline industry to resolve the disputed matters and shall be selected in accordance with this Section 10.3. Each Disputing Party and each proposed Arbitrator shall disclose to the other Disputing Parties any business, personal or other relationship or affiliation that may exist between such Disputing Party and such proposed Arbitrator within ten (10) Business Days following delivery of the Arbitration Notice. The Arbitration Notice shall contain a brief description of the nature of the dispute and the name of an Arbitrator proposed by the Disputing Party. If any other Disputing Party objects for any reason to such proposed Arbitrator, it may, on or before the tenth (10th) Business Day following delivery of the Arbitration Notice, notify all of the other Disputing Parties of such objection. All of the Disputing Parties shall attempt to agree upon a mutually acceptable Arbitrator. If they are unable to do so within seven (7) Business Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Party may request the regional office of the CPR Institute covering Oklahoma City, Oklahoma, to designate the Arbitrator who shall be qualified by his or her education, training and experience in the intrastate natural gas pipeline industry to resolve the disputed matters. Failing designation by the regional office of the CPR Institute, any Disputing Party may in writing request the judge of the United States District Court for the Western District of Oklahoma senior in term of service to appoint an Arbitrator qualified by his or her education, training and experience in the intrastate natural gas pipeline industry. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 10.3.

10.4 Conduct of Arbitration.

(a) Any arbitration hearing shall be held in Oklahoma City, Oklahoma. The Arbitrator shall fix a reasonable time and place for the hearing and shall determine the matters submitted to it pursuant to the provisions of this Agreement in a timely manner; provided, however, that if the Arbitrator shall fail to hold the hearing to determine the issue in dispute within sixty (60) days after the selection of the Arbitrator, then any Disputing Party shall have the right to require a new Arbitrator to be selected under this Section 10.

(b) Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (i) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is, subject to an attorney-client or other privilege); (ii) to grant injunctive relief and enforce specific performance; and (iii) to issue or cause to be issued subpoenas (including subpoenas directed to third Persons) for the attendance of witnesses and for the production of books, records, documents and other evidence. Subpoenas so issued shall be served, and upon application to the court by a Disputing Party or the Arbitrator, enforced, in the manner provided by Law for the service and enforcement of subpoenas in a civil action; and (iv) to administer oaths.

(c) In advance of the arbitration hearing, the Disputing Parties may conduct discovery in accordance with the Texas rules. Such discovery may include, but is not limited to, (i) the taking of oral and videotaped depositions and depositions on written questions; (ii) serving interrogatories, document requests and requests for admission; and (iii) any other form and/or method of discovery provided for under the Texas rules. The Arbitrator shall order the Disputing Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Disputing Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied), and to produce for deposition and, if requested, at the hearing all witnesses that such Disputing Party has listed and up to ten (10) other Persons within such Disputing Party’s control. Any additional discovery shall only occur by agreement of the Disputing Parties or as ordered by the Arbitrator upon a finding of good cause. Any objections and/or responses to such discovery shall be due on or before fifteen (15) days after service. The Disputing Parties shall attempt in good faith to resolve any discovery disputes that may arise. If the Disputing Parties are unable to resolve any such disputes, the Disputing Parties may present their objections to the Arbitrator, who shall resolve the objections in accordance with the Texas rules. The Arbitrator may, if requested by a Disputing Party, order that a trade secret or other confidential research, development, or commercial information not be revealed or be revealed only in a designated way.

(d) The Disputing Parties may also retain, with the consent of the arbitrator, one (1) or more experts to assist the Arbitrator in resolving the Dispute. The Disputing Parties shall identify and produce a report from any experts who will give testimony and/or evidence at the arbitration hearing. Any testifying experts identified shall be made available for deposition in advance of any arbitration hearing.

(e) The Arbitrator shall render its decision in writing within fifteen (15) days of the conclusion of the hearing. The Arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement only insofar as shall be necessary in the determination of the Dispute before it, but it shall not have jurisdiction or authority to add to or alter in any way the provisions of this Agreement. The Arbitrator’s decision shall govern and shall be final, nonappealable (except to the extent provided in the United States Arbitration Act), and binding on the Disputing Parties hereto, and its written decision may be entered in any court having appropriate jurisdiction. Pending resolution of any Dispute hereunder, performance by the Disputing Parties shall continue so as to maintain the status quo prior to delivery of the Arbitration Notice for such Dispute, and service of an Arbitration Notice by any Disputing Party shall not divest a court of competent jurisdiction of the right and power to grant a decree compelling specific performance or injunctive relief in an action brought by the Disputing Parties. THE ARBITRATOR AND ANY COURT ENFORCING THE AWARD OF THE ARBITRATOR SHALL NOT HAVE THE RIGHT OR AUTHORITY TO AWARD DAMAGES TO A DISPUTING PARTY IN A MANNER INCONSISTENT WITH THE TERMS OF SECTION 23.

(f) The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator, shall be allocated among the Disputing Parties in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Disputing Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Parties.

11. TERM AND TERMINATION OF THIS AGREEMENT.

11.1 Term and Termination. Subject to the other terms and provisions hereof (including Section 11.4), the term of this Agreement shall be a period of time (the “Term”) commencing on the Effective Date and, unless earlier terminated as provided herein, continuing in force and effect until the expiration or termination of the Gathering Agreement.

11.2 Early Termination. Notwithstanding the terms of Section 11.1 to the contrary, this Agreement may be terminated prior to the expiration of the Term upon the occurrence of any of the following events:

(a) by mutual written agreement of the Parties;

(b) by either Party (the “Non-Affected Party”) upon written notice to the other Party (the “Affected Party”) following the failure by the Affected Party to perform in any material respect any covenant of the Affected Party under this Agreement (other than the obligation to pay money, which is governed by Section 11.2(c)), and such failure to perform is not the result of a good faith dispute, or excused by Force Majeure, or remedied within sixty (60) days after written notice thereof to the Affected Party; provided, however, that if Operator is the Affected Party, and Operator’s failure to perform cannot reasonably be cured within such 60-day period, as long as Operator is diligently and in good faith taking actions to remedy such failure, Operator shall have such period of time as is reasonably necessary to remedy such failure; and provided, further, that if the period of time to remedy such failure is greater than ninety (90) days, Operator must provide to Gatherer a written work program detailing the actions to be taken by Operator to effect such remedy and the schedule therefor and shall diligently proceed to take such actions in accordance with such schedule;

(c) by Operator if Gatherer fails to make, when due, any payment required herein, and such failure is not remedied within five (5) Business Days after written notice of such failure to pay from Operator to Gatherer;

(d) by the Non-Affected Party if the Affected Party shall:

(i) make an assignment or any general arrangement for the benefit of creditors;

(ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or have such a petition filed against it, and such proceeding remains un-dismissed for thirty (30) Days;

(iii) otherwise become bankrupt or insolvent (however evidenced); or

(iv) be unable to pay its debts as they fall due.

11.3 Wind Up. Upon the expiration or termination of this Agreement, Operator and Gatherer shall enter into a true and final accounting of all things relating to the business and activities conducted hereunder. Upon the completion of such an accounting, Operator and Gatherer shall each pay to the other such amounts as are necessary to accomplish the purposes of such accounting, including, without limitation, the payment by Gatherer to Operator of all unpaid amounts owed by Gatherer to Operator pursuant to Section 5. Operator and Gatherer shall give written notice of such expiration or termination to such third Persons as may be necessary to enable Gatherer independently to resume the operation of and otherwise manage and deal with Gatherer’s Systems, including the Downstream Pipelines, all Persons (other than GMX and EPL) who are shipping Gas on Gatherer’s Systems, and all applicable Governmental Entities. No later than sixty (60) days after any such expiration or termination, Operator shall turn over to Gatherer all books, files, records, information, and data relating in any way to Gatherer’s Systems, whether in physical or electronic form, except to the extent that the disclosure of any such books, files, records, information, and data is restricted or prohibited by confidentiality or non-disclosure restrictions; provided, however, that until such time as such items have been transferred to Gatherer, Operator shall reasonably cooperate with Gatherer and any successor operator of Gatherer’s Systems in furnishing such information from such items as may be necessary or appropriate to permit the transition of operational matters to Gatherer and/or any such successor operator of Gatherer’s Systems. At any time or from time to time after the expiration or termination of this Agreement, Operator and Gatherer shall execute and deliver, or cause to be executed and delivered, all such consents, certificates, reports, filings, affidavits, and other documents, and instruments, and shall take or cause to be taken all such other actions, as either Party may reasonably deem necessary or desirable to effect the expiration or termination of this Agreement in an orderly manner.

11.4 Effect of Termination. Except as provided hereinafter, the expiration or termination of this Agreement shall not operate to relieve any Party from, or terminate this Agreement with respect to, (a) any Liability or obligation under Sections 5, 6.2, 6.3, 10, 11, 13, 21, 22, 23, 24, and 25, (b) any unfulfilled obligation or undischarged Liability of such Party on the date of such termination, or (c) the consequences of any breach or failure to perform the terms hereof. All such obligations and Liabilities, and the terms of this Agreement applicable thereto, shall survive such expiration or termination.

11.5 Setoff. Each Party reserves to itself all rights, set-offs, counterclaims, and other remedies and defenses which such Party has or may be entitled to arising from or out of this Agreement. Upon the occurrence of an event described above in Section 11.1 or Section 11.2, all outstanding transactions between the Parties and the obligations to make payment in connection therewith, whether arising under this Agreement, the Gathering Agreement, or the Services Agreement, may be offset against each other, set off, or recouped therefrom.

11.6 Remedies Cumulative. The right to terminate this Agreement in accordance with the terms of Section 11.2(b) or 11.2(c) shall be in addition to any and all other rights and remedies available to the Party seeking termination in law or in equity for any breach by the other Party of the other Party’s obligations under this Agreement; all such remedies are cumulative, not exclusive; and such Party may exercise any or all of such remedies in addition to or as an alternative to termination of this Agreement.

12. ENTIRE AGREEMENT. This Agreement, together with the Other Transaction Documents, constitutes the entire agreement of the Parties, and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the Parties, with respect to the subject matter hereof.

13. THIRD PARTY BENEFICIARIES. This Agreement is for the sole and exclusive benefit of the Parties and KME. No such third party beneficiary shall have any obligation or liability of any kind or character under the terms of this Agreement, however, except for those specifically acknowledged by such third party beneficiary. Except as otherwise expressly provided herein, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy, or Claim under this Agreement.

14. NOTICE. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by a Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service requiring acknowledgement of receipt, (d) delivered by electronic mail confirmed by a non-automated response from the recipient, or (e) delivered by confirmed facsimile transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If To Gatherer:

Notices & Correspondence:	Endeavor Gathering LLC 9400 N. Broadway, Suite 600 Oklahoma City, Oklahoma 73114
Attn: Harry C. Stahel, Jr. Facsimile: (405) 600-0600
Email: hstahel@gmxresources.com

With copy to:
Kinder Morgan Endeavor LLC
One Allen Center
500 Dallas, Suite 1000
Houston, Texas 77002
Attn: Contract Administration Group
Facsimile: (713) 369-8785
Email: contractadministration@kindermorgan.com

Dispatching Matters:	Endeavor Gathering LLC 9400 N. Broadway, Suite 600 Oklahoma City, Oklahoma 73114
Attn: David Donnell/Gas Control Department Facsimile: (405) 600-0600
Email: ddonnell@gmxresources.com

Accounting Matters:	Endeavor Gathering LLC 9400 N. Broadway, Suite 600 Oklahoma City, Oklahoma 73114
Attn: Jim Merrill Facsimile: (405) 600-0600
Email: jmerrill@gmxresources.com

Payment by Wire:	Capital One Bank, N.A. ABA #111-901-014 A/C# 3620685525
For Credit to Endeavor Gathering LLC

If To Operator:

Notices & Correspondence:	Endeavor Pipeline Inc. 9400 North Broadway, Suite 600 Oklahoma City, Oklahoma 73114
Attn: Keith Leffel Facsimile: (405) 600-0600 Email: kleffel@gmxresources.com

Billing:	Endeavor Pipeline Inc.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Attn: Keith Leffel
Facsimile: (405) 600-0600
Email: kleffel@gmxresources.com

Payment: by Wire:	Capital One Bank, N.A.
ABA No.: 111-901-014
Account No.: 362-00-97067
For credit to GMX Resources Inc.

or at such other address as the Parties may from time to time designate to one another in writing. Notices served by hand or courier delivery service or by U.S. certified or registered mail will be effective when received by the addressee. Notice serviced by electronic mail or facsimile will be effective when received if during the addressee’s normal business hours, or at the beginning of the addressee’s next Business Day if not received during normal business hours.

15. EXHIBITS. All exhibits contained in or attached to this Agreement are integrally related to this Agreement and are hereby made a part of this Agreement for all purposes. To the extent of any ambiguity, inconsistency, or conflict between the body of this Agreement and any of the exhibits attached to this Agreement, the terms of the body of this Agreement shall prevail.

16. NO WAIVER. Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Party of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

17. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement, and the rights created and assigned hereby, may be assigned, in whole but not in part, by either Party; provided, however, that any such assignment shall expressly require the prior written consent of the other Party, and that each assignee shall assume and agree to discharge the duties and obligations of its assignor under this Agreement. No such consent by either Gatherer or Operator with respect to a transfer by Operator or Gatherer, as applicable, may be unreasonably withheld, conditioned or delayed; provided that, Gatherer may withhold its consent with respect to a proposed assignee that (a) does not have credit reasonably satisfactory to Gatherer, (b) does not have the expertise, manpower and means to perform this Agreement according to its terms, or (c) is a competitor of any member of Gatherer. No such assignment shall operate to discharge accrued but unpaid obligations of the assignor under this Agreement. Notwithstanding the foregoing, either Party shall have the right, without the consent of the other Party, (a) to assign this Agreement, in whole but not in part, to an Affiliate, and (b) to pledge, assign, grant a security interest in, or otherwise encumber its rights and interests under this Agreement in connection with any financing or other financial arrangement. No such assignment, nor any succession to the interest of either Party, shall be effective and binding until the other Party is furnished with proper and satisfactory evidence of such assignment or succession. Subject to the preceding provisions of this Section 17, all covenants, stipulations, terms, conditions and provisions of this Agreement shall extend to and be binding upon the respective successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the Parties.

18. FURTHER ASSURANCES. Each Party agrees to do all acts and things and to execute and deliver such further documents as may be from time to time reasonably required to carry out the terms and provisions of this Agreement.

19. TIME OF THE ESSENCE. Time is of the essence with respect to any and all obligations arising pursuant to this Agreement.

20. AMENDMENTS. This Agreement shall not be altered or amended, except by an agreement in writing executed by all Parties.

21. INTEGRATED TRANSACTION. Each Party has entered into this Agreement in consideration of (a) the covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, and (b) the execution, delivery, and performance by various parties of the Purchase Agreement, the Services Agreement, the Gathering Agreement, and the other contracts and agreements among the parties contemplated therein and/or executed in connection therewith (collectively, the “Other Transaction Documents”). The Parties agree that neither Party would have entered into this Agreement without the Other Transaction Documents; the consideration for entering into this Agreement forms part of the consideration for entering into the Other Transaction Documents; and if, in the event of the bankruptcy of either Party, this Agreement and the Other Transaction Documents are determined to be executory contracts, this Agreement and the Other Transaction Documents must be rejected or assumed together.

22. BANKRUPTCY STAY WAIVER. Each Party agrees that, if it should become a debtor in a bankruptcy proceeding, it expressly waives the provisions of Section 362 of the Bankruptcy Code as the same pertains to this Agreement. The automatic stay shall not apply to any rights or remedies asserted by the other Party in connection with this Agreement.

23. DAMAGES. UNLESS OTHERWISE EXPRESSLY HEREIN PROVIDED, EACH PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, WHETHER IN CONTRACT, IN TORT, UNDER ANY INDEMNITY PROVISION, OR OTHERWISE.

24. PUBLIC ANNOUNCEMENTS AND DISCLOSURE. Operator shall consult with KME before Operator or any of its Affiliates issues any press release or otherwise makes any public statement or filing with a Governmental Entity with respect to this Agreement, the Other Transaction Documents, or the transactions contemplated hereby and thereby. Operator and its Affiliates shall not issue any such press release or make any such public statement or filing without the prior consent of KME, which consent shall not be unreasonably withheld or delayed, except as may be required by Law or applicable rule of any stock exchange.

25. CONFIDENTIALITY.

(a) The terms of this Agreement, and the schedules, annexes, and exhibits to this Agreement, shall be kept in strict confidence by the Parties and shall not be voluntarily disclosed or communicated to any Person not a Party to this Agreement; provided, however, each Party may disclose contents of this Agreement or the schedules, annexes, or exhibits to this Agreement:

(i) to its parent, subsidiary, and affiliated legal entities and partnerships, and to their respective counsel, management, financial auditors, bankers, investment bankers, and their respective counsel, to the extent deemed necessary by a Party, provided that such Persons shall be made aware of and agree to maintain the confidential nature of this Agreement;

(ii) pursuant to any disclosure determined to be necessary under any valid Law or action of any court or Governmental Entity having jurisdiction over any Party;

(iii) to the other owners of interests in the Gas dedicated to the Gathering Agreement, provided that such owners of interest shall be made aware of and agree to maintain the confidential nature of this Agreement; and

(iv) any potential purchasers of the assets and/or equity interests of Operator (or its Affiliate) or Gatherer, provided that the selling Party shall be fully responsible for maintaining the confidentiality of this Agreement by such potential purchasers.

(b) The Parties acknowledge that, from time to time, they may receive information from or regarding any of the other parties or their Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the disclosing Party or its Affiliates, as applicable (collectively, the “Disclosing Party”). Each Party (as applicable, the “Receiving Party”) shall hold in strict confidence any such information it receives for a period of two (2) years following the receipt of such information and, during such time period, may not disclose such information to any Person, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Affiliates, advisers or representatives of the Receiving Party, but only if the recipients of such information have agreed to be bound by the provisions of this Section 25(b) as an additional Receiving Party, (iii) of information that a Receiving Party also has received from a source independent of the Disclosing Party and that such Receiving Party reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) of information obtained prior to the execution of this Agreement, provided that this clause (iv) shall not relieve any Receiving Party or any of its Affiliates from any obligations it may have to any other Party or any of its Affiliates under any existing confidentiality agreement, (v) to lenders, accountants and other representatives of the Receiving Party with a need to know such information, provided that the Receiving Party shall be responsible for such representatives’ use and disclosure of any such information, (vi) of public information, or (vii) in connection with any proposed assignment of the rights and obligations under this Agreement, to advisers or representatives of the Receiving Party, its parent or Persons to which such rights and obligations may be assigned as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 25(b). The Parties acknowledge that a breach of the provisions of this Section 25(b) by a Receiving Party may cause irreparable injury to the Disclosing Party for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Section 25(b) may be enforced by injunctive action or specific performance, and the Parties hereby waive any requirement to post bond in connection with any injunctive order or order for specific performance.

26. CONSTRUCTION. The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement, and the Parties further stipulate and agree that in the event of an ambiguity or other necessity for interpretation to be made of the content of this Agreement, this Agreement shall not be construed in favor of or against any Party as a consequence of one Party having had a greater role in the preparation of this Agreement, but shall be construed as if the language were mutually drafted by all the Parties with full assistance of counsel.

27. SEVERABILITY. If one or more of the provisions contained in this Agreement are for any reason held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, which will be construed as if it had not included the invalid, illegal, or unenforceable provision.

28. CHANGE OF OPERATOR. In the event of the foreclosure by the lenders of GMX, EPL, and/or their respective Affiliates, pursuant to the terms of credit agreements among such Persons from time to time in effect, of liens or security interests against the membership interest of GMX in Gatherer or all or a portion of the stock of EPL, KME shall have the right and option, but not the obligation, exercisable by written notice from KME to GMX, EPL, and Gatherer delivered within six (6) months of such foreclosure, to remove EPL as Operator, and to assume the duties, powers, responsibilities, and obligations of Operator, in each case of Gatherer’s Systems subject to and in accordance with the terms of this Agreement; provided, however, that upon KME’s assumption of the duties, powers, responsibilities, and obligations of Operator hereunder, KME shall be entitled to reimbursement by Gatherer of all costs and expenses actually and reasonably incurred by KME in connection with the performance of Pipeline Operations hereunder (including salaries, wages, employee benefits, and costs of insurance of employees of KME or its Affiliates, to the extent of the time spent by such Persons on such Pipeline Operations), notwithstanding any provisions of Section 5.5 to the contrary. The removal of EPL as Operator of Gatherer’s Systems pursuant to this Section 28 shall not subject KME to any Liability in favor of GMX, EPL, or any of their respective Affiliates. Such removal shall not relieve EPL of any obligation or Liability of EPL under this Agreement that accrued or arose prior to EPL’s removal as Operator, but EPL shall have no obligation, responsibility, or Liability arising out of or relating to the performance of Pipeline Operations by KME hereunder after such removal.

29. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. At the Parties’ election, this Agreement may be executed by the Parties in different locations and shall become binding upon both Parties upon the exchange by the Parties of executed signature pages by facsimile. In the event of such a facsimile execution, the Parties shall execute and deliver each to the other a fully executed original counterpart of this Agreement within thirty (30) days after such facsimile execution hereof; provided, however, that the failure of the Parties to execute such an original counterpart of this Agreement shall not affect or impair the binding character or enforceability of this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date.

OPERATOR:

ENDEAVOR PIPELINE INC.

By:	/s/ Keith Leffel
Keith Leffel
President

SIGNATURE PAGE TO PIPELINE OPERATING AGREEMENT

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date.

GATHERER:

ENDEAVOR GATHERING LLC

By:	/s/ Harry C. Stahel, Jr.
Harry C. Stahel, Jr.
Vice President

SIGNATURE PAGE TO PIPELINE OPERATING AGREEMENT

Kinder Morgan Endeavor LLC joins in the execution of this Agreement for the sole and limited purpose of evidencing its agreement to its designation as a third party beneficiary in accordance with the terms of Section 13, and its agreement to be bound by and comply with the provisions of Sections 24 and 25, regarding, respectively, Confidential Information and public announcements and disclosures.

KINDER MORGAN ENDEAVOR LLC

By:	/s/ Duane Kokinda
Duane Kokinda
Vice President

SIGNATURE PAGE TO PIPELINE OPERATING AGREEMENT